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                                  EXHIBIT 99.3


COMPUTERIZED THERMAL IMAGING FINALIZES $2.5 MILLION CONVERTIBLE DEBENTURE
         Secures $20 Million Equity Line for a Total of $22.5 Million PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 4, 2002--Chairman and Chief Executive Officer Richard Secord of Computerized Thermal Imaging Inc. (CTI)(AMEX:CIO -
NEWS) announced today that CTI has funded its private financing agreement announced December 21, 2001. The Company received $2.5 million from a convertible debenture. As previously reported, the Company also has secured a $20 million equity line that, subject to certain conditions, can be drawn upon as needed.

Dennis McCarthy, Managing Director of Roth Capital Partners LLC, the Company's financial advisor in the transaction, said, "The successful completion of this financing in an otherwise tough financing market is an expression of confidence in CTI's products and management team." John Brenna, CTI's president and chief operating officer, said, "We can now move forward with confidence and conduct additional clinical studies of the Breast Cancer Imaging System to enhance awareness in the radiology community and the insurance industry; and advance our pain management and turbine blade system sales and marketing initiatives."

About Computerized Thermal Imaging Inc.
Computerized Thermal Imaging Inc. is in business to improve the quality of life through the development and deployment of thermal imaging and associated technologies for medical and industrial applications. Information about CTI can be found on the Internet at www.cti-net.com or by calling CTI Public Affairs at 503/594-1210. Also, to view the recent Chamber of Commerce's welcoming of CTI's Ogden facility, visit the company's web site at www.cti-net.com. For more detailed information on the private placement, please refer to the company's 8-K on file with the SEC. This document is available by going to www.sec.gov, or by contacting the company directly at 503/594-1210.

Except for historical information contained herein, the matters discussed in the news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially include, but are not limited to, achievement of operational efficiencies at the manufacturing facility, generation of orders for the Photonic Stimulator and Thermal Image Processor, technical risks associated with new technology development, government regulatory approvals and access to working capital.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC. The company undertakes no obligation to update any of the forward-looking statements contained in its press releases.

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CONTACT:

     Porter, LeVay & Rose, Inc.
     Michael Porter, President
     Sarah Torres, Asst. VP-Editorial
     Christian Pflaumer, VP-Media Relations
     Elisa Keys, SVP-Media Relations
     212/564-4700
     or
     Computerized Thermal Imaging
     Investor Relations
     James Pike, 415/606-2965
     jpike@cti-net.com
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                                  END OF FILING